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EXHIBIT 99.1

THE SCO GROUP RECEIVES FROM ROYAL BANK OF CANADA NOTICE OF CONVERSION AND TRANSFER OF SHARES OF SERIES A-1 CONVERTIBLE PREFERRED STOCK

        LINDON, Utah—May 7, 2004—The SCO Group, Inc. ("SCO") (Nasdaq: SCOX), a leading provider of UNIX-based solutions and the owner of the UNIX operating system, received on May 5, 2004 notice that Royal Bank of Canada has elected to convert 10,000 shares of SCO's Series A-1 Convertible Preferred Stock it currently holds into a total of 740,740 shares of SCO's common stock. The conversion will occur as permitted under SCO's Certificate of Designation, Preferences and Rights relating to the Series A-1 stock. The Series A-1 stock was purchased at a price of $1,000 per share, and will be converted to common stock based on a conversion price of $13.50 per share.

        Additionally, Royal Bank of Canada informed SCO that it has sold 20,000 shares of Series A-1 stock to BayStar Capital II, L.P., which currently also holds shares of Series A-1 stock. After completion of the conversion, Royal Bank of Canada will have no equity interest in SCO other than the shares of common stock it receives from the conversion, and BayStar Capital II, L.P. will be the sole remaining holder of outstanding shares of Series A-1 stock.

About SCO

        The SCO Group (NASDAQ: SCOX) helps millions of customers in more than 82 countries to grow their businesses everyday. Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.

        SCO, and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group.

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THE SCO GROUP RECEIVES FROM ROYAL BANK OF CANADA NOTICE OF CONVERSION AND TRANSFER OF SHARES OF SERIES A-1 CONVERTIBLE PREFERRED STOCK